                                                                    EXHIBIT 11.1


                       COMPUTATION OF EARNINGS PER SHARE

                               Three Months Ended          Nine Months Ended
                            ------------------------    ------------------------
                             03/2/96       02/28/95      03/02/96      02/28/95
                            ----------    ----------    ----------    ----------
INCOME FROM CONTINUING
  OPERATIONS                $1,484,000    $  347,000    $3,168,000    $  603,000
                            ----------    ----------    ----------    ----------
NET INCOME                  $1,484,000    $1,629,000    $5,372,000    $2,522,000
                            ==========    ==========    ==========    ==========

Earnings Per Share
- ------------------

Weighted average number
  of shares outstanding      4,079,859     4,218,164     4,147,929     4,216,187
Common share equivalents,
  assuming exercise of
  stock options and
  warrants                     238,345       111,539       271,839       105,676
                            ----------    ----------    ----------    ----------
Average shares used in
  computing earnings per
  share                      4,318,204     4,329,703     4,419,768     4,321,863
                            ==========    ==========    ==========    ==========
Net income per share from
  continuing operations     $      .34    $      .08    $      .72    $      .14
                            ----------    ----------    ----------    ----------
Net income per share        $      .34    $      .38    $     1.21    $      .58
                            ==========    ==========    ==========    ==========

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